EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Pioneer Power Solutions, Inc.

Fort Lee, New Jersey

We consent to the incorporation by reference in the Registration Statements of Pioneer Power Solutions, Inc. on Form S-3 (No. 333-249569) and Form S-8 (Nos. 333-196903 and 333-264592) of our report dated April 11, 2023, with respect to our audit of the consolidated financial statements of Pioneer Power Solutions, Inc. as of December 31, 2022 and for the year then ended, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

Saddle Brook, NJ

April 11, 2023